Exhibit 10.5

EXECUTION VERSION

CORPORATE ADVISORY SERVICES AGREEMENT

This CORPORATE ADVISORY SERVICES AGREEMENT (this “Agreement”) is entered into as of December 15, 2016 (the “Effective Date”) by and between Key Energy Services, Inc., a Delaware corporation, (the “Company”) and Platinum Equity Advisors, LLC (“Platinum”), a Delaware limited liability company (“Advisor”).

RECITALS

A.    The Company specializes in providing onshore, rig-based well services, including well maintenance and work over services as well as fluid management and fishing and rental services, to oil and natural gas producers (collectively, the “Business”).

B.    On the Effective Date, Advisor began to perform and have since been performing certain services with respect to the Business, and, in exchange for such services, the Company agrees to pay Advisor certain fees and to provide for other consideration, all as set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.    Appointment. The Company, on behalf of itself and its subsidiaries (collectively, the “Group”), hereby retains Advisor to render those services as set forth in Exhibit A hereto, together with such other services as the Company may request from time to time (collectively, the “Services”).

2.    Term and Termination.

(a)    Term. The initial term (the “Initial Term”) of this Agreement shall commence on the Plan Effective Date and end on December 31, 2019. No earlier than ninety (90) days and no later than sixty (60) days prior to the expiration of each of the Initial Term and any Successive Terms (as defined below), the Independent Directors of the Board will undertake a review of the services provided by Advisor during the preceding term and the needs of the Company and decide in their sole discretion, acting by majority, whether to renew this Agreement upon the same terms and subject to the same conditions as set forth herein. The Independent Directors of the Board shall notify Advisor within five (5) business days of its decision. Failure to notify Advisor in writing within such time period that the Independent Directors of the Board elect to renew this Agreement shall result in automatic termination. If the Independent Directors of the Company’s Board decide to renew this Agreement, this Agreement shall be extended for successive one (1) year terms (ending on December 31 of the calendar year) (each one-year period, a “Successive Term”). This Agreement may only be terminated in accordance with this Section 2.

(b)    Termination. This Agreement may be terminated at any time (i) by mutual written consent of the parties hereto; (ii) by Advisor, upon ninety (90) days’ prior written notice to the Company; (iii) by the Company, following a material breach of the terms hereof by Advisor, and Advisor having failed to cure such material breach within thirty (30) days following receipt by it of written notice of such breach; (iv) by the Company, at any time due to gross negligence or willful misconduct by Advisor in performing its obligations pursuant to this Agreement, and (v) automatically 45 days following the date that Platinum owns less than 33% of outstanding Shares. Upon termination of this Agreement, the Company shall pay to Advisor, if applicable, all accrued and unpaid Advisory Fees (pursuant to this Agreement) and all unpaid Out-of-Pocket Expenses (pursuant to Section 5(b)) due with respect to the period prior to the date of termination. The obligations of the Company to pay any and all accrued and unpaid obligations under this Section 2(b) shall survive any termination of this Agreement.

(c)    For the purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means with respect to any person or entity, any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or entity, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person or entity whether through the ownership of voting securities, contract or otherwise.

“Board” means the board of directors of the Company.

“Emergence Credit Facilities” means (i) that certain Loan and Security Agreement, dated as of the date hereof, by and among Key Energy Services, Inc. and Key Energy Services, LLC, as borrowers, the lenders party thereto, Bank of America, N.A., as administrative agent and Bank of America N.A. and Wells Fargo Bank, National Association, as co-collateral agents (as may be amended, modified or supplemented from time to time in accordance with the terms thereof) and (ii) that certain Term Loan and Security Agreement, dated as of the date hereof, by and among Key Energy Services, Inc., as borrower, Key Energy Services, LLC, as guarantor, the financial institutions party thereto from time to time as lenders, and Cortland Products Corp. and Cortland Capital Market Services LLC, as agent for such lenders (as may be amended, modified or supplemented from time to time in accordance with the terms thereof).

“Independent Director” shall have the meaning ascribed to it in the NYSE listing rules, provided, that if the Company is listed for trading on the NASDAQ Global Select Market, the Nasdaq listing rules shall govern the meaning of Independent Director.

“Plan Effective Date” shall have the meaning ascribed to it in that certain Plan Support Agreement, dated as of August 24, 2016 among the Company and each of the holders party thereto.

“Shares” means shares of the Company’s common stock.

3.    Scope of Work. The Services will be performed for the Group. The Company shall be responsible for all amounts due hereunder; provided the Company, at its election, may seek reimbursement of an appropriate portion of such fees from other members of the Group. Advisor and the Board shall meet and confer from time to time regarding the Services contemplated hereby; provided, however, that no minimum number of hours is required to be devoted by Advisor. The Company acknowledges that (x) Advisor’s services are not exclusive to the Company and (y) Advisor may render similar services to other persons and entities; provided that Advisor shall not render similar services to any competitor of the Group, unless Advisor has established appropriate information barriers or confidentiality firewalls between Advisor’s personnel advising the Group and Advisor’s personnel advising competitors of the Group. No Services provided hereunder constitute or shall be construed as investment advice or a recommendation to proceed or not to proceed with any particular action, including any proposed investment or acquisition by the Company, if any. The performance of the Services shall not create a fiduciary relationship between Advisor on one hand, and members of the Group, on the other. The Company acknowledges and agrees that, in the course of providing the Services, in no case is Advisor providing: (i) advice as to the value of securities or the advisability of investing in, purchasing, or selling securities or (ii) investment advice or recommendations as to or on: (A) the advisability of the prospects of or for any particular company or security, or (B) the price or future price of or price levels of any security, security index, securities market, commodity, commodity index or commodity market. The Company further acknowledges and agrees that it is responsible and liable for any actions or determinations (including any investment decisions) made by the Group.

4.    Quality of Services. Advisor shall render the Services in a professional, timely and workmanlike manner. The Services will be performed with the same degree of diligence and care as such Services are performed by Advisor for other portfolio companies of its managed funds.

5.    Compensation.

(a)    The Company shall pay, or cause its subsidiary entities to pay, to Advisor an advisory fee (the “Advisory Fee”) of $2,750,000 per annum in arrears as specified below (the “Base Fee Amount”). Subject to subparagraph (d) of this Section, the Advisory Fee shall be paid in cash (or accrued, as required by subparagraphs (c) and (d).

(b)    Subject to subparagraph (d) below, payment (or accrual) of the Advisory Fee shall be made in equal quarterly installments (each a “Quarterly Installment Payment”) of $687,500 in cash in arrears for each preceding quarter on January 1, April 1, July 1 and October 1 of each calendar year (each a “Quarterly Installment Payment Date”); provided that the first Quarterly Installment Payment Date shall be the first such date following the Effective Date (the “First Installment Date”) and shall include an amount equal to the product of (i) $2,750,000 multiplied by (ii) a fraction, the numerator of which is the number of days from the Effective Date through the First Installment Date, inclusive, and the denominator of which is 365.

(c)    If the Emergence Credit Facilities prohibit the Company from paying the Advisory Fee in cash, such fee shall accrue and the payment thereof deferred until such time as such prohibition is waived, terminated or otherwise removed, at which time all deferred Advisory Fees shall be immediately due and payable, subject to subparagraph (d) below.

(d)    Notwithstanding any other provision in this Agreement, as long as the Shares are not listed for trading on either the NYSE or NASDAQ Global Select Market, the Company shall not make (but shall accrue) any Quarterly Installment Payment. If the Shares are not listed for trading on either the NYSE or NASDAQ Global Select Market at any time on or after the date that is 6 months after the Plan Effective Date (the “Listing Target Date”), then any Advisory Fee accrued for the period (x) between the Listing Target Date and the date the Shares are actually listed for trading on either the NYSE or NASDAQ Global Select Market or (y) during any period thereafter that the Shares are not actually listed for trading on either the NYSE or NASDAQ Global Select Market, shall accrue at 50% of the Base Fee Amount until such listing is achieved; provided, that such reduced rate shall not apply if (a) the Company is notified in writing by NYSE or NASDAQ, as applicable, that it was not listed solely due to not meeting the requisite financial criteria for listing under NYSE’s Rule 102.01C or NASDAQ’s Rule 5315(f)(3), as applicable, or, (b) if not so notified, Platinum and non-Platinum Backstop Parties who wish to participate in such determination mutually determine that the Company was not listed solely due to not meeting the requisite financial criteria for listing. Following the date the Shares are and so long as the Shares remain listed on either the NYSE or NASDAQ Global Select Market, the Advisory Fee shall return to the Base Fee Amount for the period following such listing.

(e)    The Advisory Fee shall be subject to value added tax, sales tax or other similar taxes, where applicable.

(f)    The Company shall reimburse, or cause its subsidiaries to reimburse, Advisor monthly for Out-of-Pocket Expenses (as defined below), incurred following the Effective Date. For the purposes of this Agreement, “Out-of-Pocket Expenses” means (i) the documented, reasonable and actual out-of-pocket costs and expenses incurred by the Advisor while delivering products and/or services to the Company in connection with the Services (excluding wages, salaries, and all other customary overhead expenses of the Advisor), (ii) reasonable fees and disbursements of unaffiliated third party advisors or consultants while delivering products and/or services to the Company (but excluding for the avoidance of doubt such fees and disbursements incurred in advising Advisor or its Affiliates including in its capacity as an investor in the Company), (iii) costs of any outside services of independent contractors such as financial printers, couriers, business publications, online financial services or similar services; provided, that such Out-of-Pocket Expenses (1) shall not exceed $375,000 during a calendar year and (2) shall not include any fees or disbursements to any external advisor, consultant or contractor, unless (a) such external advisor, consultant or contractor is not a Related Advisor and (b) such fees or disbursements were incurred for services that could not have been provided by Platinum on its own. “Related Advisor” shall mean (i) any Affiliates, current employees of Platinum, former employees of Platinum who were employed by Platinum within three (3) years prior to date such fees or disbursements were or were expected to be incurred, or any entity majority owned or managed by any of the foregoing, (ii) any person or entity that earns more than 50% of its annual revenue from Platinum or its Affiliates, or (iii) Palm Tree Advisors LLC or any of its successors or Affiliates.

(g)     The provisions of this Section 5 shall survive the termination of this Agreement.

(h)    The Platinum-appointed directors of the Board that are not Independent Directors shall not receive any fees on account of serving on the Board.

6.    Default of Advisor. Notwithstanding anything contained in this Agreement to the contrary, in the event that Advisor shall default in any of its material obligations hereunder and such default shall continue for a period of twenty (20) days following receipt of notice of such default, then the Company shall have the right to withhold all compensation otherwise payable to Advisor hereunder until such default is fully cured, and to set off against such compensation any obligations of Advisor hereunder.

7.    Representation and Warranties.

(a)    Advisor represents and warrants that as of the date hereof that Advisor is a company duly organized and validly existing under the laws of the state of Delaware, and all corporate and other internal authorization required for the execution of this Agreement have been obtained, and (ii) this Agreement does not materially violate any agreements to which Advisor is a party.

(b)    The Company represents and warrants to Advisor that as of the date hereof that the Company is a company duly organized and validly existing under the laws of the State of Delaware, and all corporate and other internal authorization required for the execution of this Agreement have been obtained, and (ii) this Agreement does not materially violate any agreements to which the Company is a party.

8.    Indemnification; Limitation of Liability.

(a)    Indemnification. The Company will indemnify and hold harmless Advisor and its Affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Services contemplated by this Agreement or the engagement of Advisor pursuant to, and the performance by Advisor of the Services contemplated by this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by or on behalf of the Company or any other Group member. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company hereby acknowledges that certain Indemnified Parties have certain rights to indemnification, advancement of expenses and/or insurance provided by Advisor and its Affiliates in connection with the Indemnified Party’s activities on behalf of Advisor and its Affiliates, including acting as a director of a current or former portfolio company that Advisor and its Affiliates intend to be secondary to the primary obligation of the Company to indemnify such Indemnified Party pursuant to and in accordance with the indemnification provision in this Section 8(a). The Company acknowledges and agrees that (a) the Company is the indemnitor of first resort and the Company is wholly and primarily responsible for the payment of any and all indemnification to which any Indemnified Party is entitled under this Section 8(a) or otherwise pursuant to any rights that the Company has granted to such Indemnified Party in connection with its performance of the Services, and any obligation of Advisor and its Affiliates to provide indemnification for the same expenses or liabilities incurred by such Indemnified Party is secondary, (b) any such indemnification and expenses shall be paid by or on behalf of the Company, and (c) the Company irrevocably waives, relinquishes and releases Advisor and its Affiliates from any and all claims against Advisor and its Affiliates for contribution, reimbursement, subrogation, set-off, exoneration or otherwise from any of Advisor and its Affiliates thereof for amounts paid in respect thereof. The Company further agrees to indemnify, reimburse and hold harmless each of Advisor and its Affiliates for any and all amounts for which the Company is wholly and primarily responsible under this Section 8(a) in the event that any of Advisor and its Affiliates actually pays any such amounts for any reason to or on behalf of any Indemnified Party. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court of competent jurisdiction, in a final judgment from which no further appeal may be taken, to have resulted primarily from the willful misconduct or bad faith of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred conditioned upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if a court of competent jurisdiction renders a final non-appealable judgment that the Liabilities in question resulted primarily from willful misconduct, gross negligence or bad faith of such Indemnified Party. If such indemnification is for any reason not available or insufficient to hold an Indemnified Party harmless, the Company agrees to contribute to the Liabilities involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Group, on the one hand, and by Advisor, on the other hand, with respect to the Services or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Group, on the one hand, and of Advisor, on the other hand; provided, however, that to the extent permitted by applicable law, the Indemnified Parties shall not be responsible for amounts in excess of the Advisory Fee accrued by the Company in the prior twelve months (but only to the extent actually received by Advisor. Relative benefits to the Group, on the one hand, and to Advisor, on the other hand, with respect to the Services shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Group in connection with the Services or any transactions to which the Services relate bears to (ii) all fees actually received by Advisor in connection with the Services. The provisions of this Section 8(a) shall survive the termination of this Agreement.

(b)    Limitation of Liability. Notwithstanding anything herein to the contrary, the maximum aggregate monetary or other liability that Advisor shall have to the Company, a Group member or any other party (including, without limitation, the Company’s or a Group member’s officers, directors, employees, agents and other representatives and stockholders) with respect to any and all claims (on a cumulative basis) related to or in connection with the breach or alleged breach hereof by Advisor, or related to or in connection with the Services provided or to be provided hereunder, shall be limited to the Advisory Fee accrued by the Company in the prior twelve months (but only to the extent actually received by Advisor). Notwithstanding anything herein to the contrary, Advisor shall not be liable under any circumstance for any special, consequential, indirect, punitive or exemplary, or similar, damages arising from its provision of the Services or otherwise related to or in connection with this Agreement. The provisions of this Section 8(b) shall survive the termination of this Agreement.

9.    Permissible Activities. Subject to applicable law, nothing herein will in any way preclude Advisor or its Affiliates (other than the Group and its respective employees) or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Group.

10.    Accuracy and Confidentiality of Information to be Provided.

(a)    The Company will furnish or cause to be furnished to Advisor such information as Advisor believes reasonably appropriate to its Services hereunder, and Advisor acknowledges that it will have access to confidential information, records, trade secrets of the Company and certain proprietary information of a business, financial, marketing, technical or other nature pertaining to the Company (all such information so furnished, the “Information”). Without limiting the generality of the foregoing, the Company agrees to furnish to Advisor monthly financial data of the type customarily prepared by the Company for senior management, except to the extent that the Company and Advisor may otherwise mutually agree with respect to the extent and/or the frequency of the data to be so furnished to Advisor. The Company recognizes and confirms that Advisor (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

(b)    During the term of this Agreement, and for a period of 2 years after the termination of this Agreement for any reason, Advisor shall not directly or indirectly disclose Information to any person or entity or use any Information for its own benefit or the benefit of any other person or entity without the Company’s prior written consent.    All records, files, documents and equipment relating to the Company’s business which Advisor shall prepare, use, or come into contact with, shall be and remain the Company’s sole property and shall be returned to the Company (or, at Advisor’s option, destroyed) upon termination of this Agreement for any reason. Notwithstanding anything to the contrary in this Agreement, Advisor may disclose any Information in the event that Advisor is required by applicable law, subpoena, court order, legal process, rule, regulation, or governmental or regulatory body to disclose all or any portion of the Information.

11.    Independent Contractor. Advisor shall act solely as an independent contractor and shall have complete charge of its personnel engaged in the performance of the Services or any other advice or services contemplated by this Agreement. As an independent contractor, Advisor shall have authority only to act as an advisor to the Company and shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon the Company or to obtain or incur any right, obligation or liability on behalf of the Company. Nothing contained in this Agreement shall cause Advisor to be deemed a partner of or joint venturer with the Company. Nothing contained in this Agreement shall be deemed or construed by the parties or any third party to create the relationship of partners or joint ventures between Advisor or any of its partners or members or any of their Affiliates, investment managers, investment Advisor or partners, and the Company.

12.    Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be delivered by hand, sent by recognized overnight courier or given by email sent to the addresses set forth below. All such communications shall be deemed to have given or made when delivered by hand, sent by email upon confirmed receipt, or one business day after being delivered to a recognized overnight courier.

(a)	If to Advisor, to:

Platinum Equity Advisors, LLC

360 N. Crescent Dr.

Beverly Hills, CA 90210

Attn: Eva M. Kalawski, Executive Vice President, General Counsel and Secretary

(b)	If to the Company, to:

Katherine Hargis

Vice President, Chief Legal Officer and Secretary

Key Energy Services, Inc.

1301 McKinney Street, Suite 1800

Houston, Texas 77010

khargis@keyenergy.com

13.    Modification. This Agreement may not be modified or amended in any manner other than by an instrument in writing signed by all of the parties hereto, or their respective successors or permitted assigns.

14.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.

15.    Severability. Each provision of this Agreement shall be considered severable, and if for any reason any provision that is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.

16.    Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing and signed by or on behalf of the party granting the waiver. The waiver of either party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

17.    Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other party; provided, that Advisor shall be entitled to assign this Agreement to any Affiliate of Advisor. Any assignment in violation of the foregoing shall be null and void.

18.    Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts located in the State of New York sitting in New York County and of the United States District Court of the Southern District of New York. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts located in the State of New York sitting in New York County and of the United States District Court of the Southern District of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 12 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 12 does not constitute good and sufficient service of process. The provisions of this Section 18 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court located in the State of New York sitting in New York County and of the United States District Court of the Southern District of New York.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. Each of the parties hereto acknowledges that it has been informed by the other party that the provisions of this paragraph constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby. Any of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

19.    Dispute Resolution.

(a)    In the event of any controversy or claim arising out of or relating to this Agreement (hereafter, a “Dispute”), Advisor and Board Representative shall work in good faith, using reasonable best efforts and recognizing their mutual interests, to resolve such Dispute in a manner satisfactory to both parties. If Advisor and Board Representative do not resolve such Dispute within thirty (30) business days after notice of the Dispute is provided to the other party, the Dispute shall be determined by arbitration (the “Arbitration”) administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules (the “Rules”).

(b)    The Arbitration shall be administered before one arbitrator, who shall be selected jointly by Advisor and Board Representative, or if such parties cannot agree on the selection of the arbitrator, shall be selected by the American Arbitration Association (provided that any arbitrator selected by the American Arbitration Association shall not be affiliated with either party without the written consent of the non-affiliated party). Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and Advisor shall equally bear all expenses of the American Arbitration Association (including those of the arbitrator) incurred in connection with the Arbitration, provided, however, that the applicable party shall bear all such expenses if the arbitrator or relevant trier-of-fact determines that such party’s claim or position was frivolous.

(c)    “Board Representative” means an Independent Director appointed by a vote of the majority of the Company’s Independent Directors.

20.    Successors and Assigns. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and permitted assigns.

21.    Counterparts. This Agreement may be executed in several counterparts (including via facsimile or other electronic method), each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all parties to execute the same counterpart hereof.

22.    No Third-Party Beneficiaries. No persons other than the parties to this Agreement may directly or indirectly rely upon or enforce the provisions of this Agreement, whether as a third party beneficiary or otherwise.

23.    Headings. All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.

24.    Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

PLATINUM EQUITY ADVISORS, LLC		KEY ENERGY SERVICES, INC.

By:	/s/ Eva M. Kalawski	By:	/s/ Robert W. Drummond
Name:	Eva M. Kalawski	Name:	Robert W. Drummond
Title:	Executive Vice President,	Title:	President and Chief Executive
	General Counsel and Secretary		Officer

EXHIBIT A TO CORPORATE ADVISORY SERVICES AGREEMENT

•	General business advice.

•	Advice regarding structuring and negotiating transactions.

•	Advice regarding identifying, structuring, negotiating, obtaining bank, institutional and other sources of financing for the Company and the Group.

•	Advice regarding financial activities consisting of (but not limited to) consulting and assistance for Company accounting; financial and administrative advice; processing of accounting data, general accounts, stocks accounting, sales and purchase ledgers, financial statements and balance sheet statistics, the supplying of the services of analysis of information systems for data processing.

•	Advice to management and financial planning advice, including advice on utilization of assets.

•	Advice the Company and the Group in establishing accounting policies.

•	Such other advice to the Company and the Group, their counsel and auditors as generally may be required to properly carry on the business and operations of the Company and the Group;

•	Administrative advice, including:

(i)	advice on the performance of financial analyses and research by the Company and the Group, or any clients of the Company or the Group, including financial forecasting, strategic planning, budgeting, and analysis;

(ii)	advice on and assistance in technology relationships with third party providers and partners;

(iii)	advice to the Company, the Group or any clients of the Company or the Group, in matters relating to human resource management, together with advice in employee recruitment; and

(iv)	advice to the Company, the Group or any clients of the Company or the Group in connection with capital investments, requests for capital investment and justification for such requests.

•	Financial advice, including:

(i)	advice in the coordination and oversight of the short-term and long-term financing requirements of the Company, the Group or any clients of the Company or the Group (including as to cash-flow projections);

(ii)	advice on and oversight of the investments to be carried out by the Company, the Group or any clients of the Company or the Group;

(iii)	advice in the coordination of cash and equivalents held by the Company, the Group or any clients of the Company or the Group, including cash in hand, and investments of cash and equivalents on a consolidated basis; advice on the control and recovery of liabilities and receivables;

(iv)	advice in the coordination of the management of foreign currencies and hedging operations; and

(v)	review of and subsequent advice regarding the business plan of the Company, the Group or any clients of the Company or the Group.

•	Commercial and marketing activities:

(i)	Purchasing Activities — Advice to the Company, the Group or any clients of the Company or the Group, on purchasing activities for products, components, services, packaging, and logistics, and in particular for the following tasks:

•	help in the choice of suppliers;

•	setting requirements for quotations and comparative analyses;

•	negotiation and ordering of products and services;

•	negotiation of claims against suppliers; and

•	organizing corporate purchases.

(ii)	Sales and Marketing Activities — Advice to the Company, the Group or any clients of the Company or the Group in sales and marketing activities, in particular for the following tasks:

•	choice of strategic vendors;

•	investigation and development of new markets;

•	development and maintenance of international commercial relations;

•	organization of strategic meetings;

•	production of guidelines for external and internal communications;

•	development of trading guidelines;

•	management of relationships with consultants and analysts; and

•	development of strategic partnerships.

•	Advice regarding provision of marketing, advertising and promotional activities consisting of (but not limited to) branding of the Group with a view of increasing the revenues of the Company and the Group and furthermore any activity which forms an integral part of a marketing and advertising campaign.

•	General corporate stewardship services.